Exhibit 5.1

September 8, 2022 File No.: 330780.00001/23171	Rick Pawluk Direct +1 587 233 4063 Facsimile 1 403 261 5351 rpawluk@fasken.com

By Email

XORTX Therapeutics Inc. 3710 – 33rd Street NW Calgary, AB T2L 2M1

To Whom it May Concern:

Re:	XORTX Therapeutics Inc. – Registration Statement on Form F-1

We have acted as Canadian counsel to XORTX Therapeutics Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to a proposed maximum aggregate offering price of US$11,500,000 of: (A) (i) common share units (“Common Share Units”), with each Common Share Unit being comprised of one common share of the Company (collectively, the “Common Shares”) and one warrant to purchase a further Common Share (collectively, the “Common Share Purchase Warrants”) with each whole Common Share Purchase Warrant exercisable to purchase one Common Share, and (ii) pre-funded warrant units (“Pre-Funded Warrant Units”), with each Pre-Funded Warrant Unit being comprised of one pre-funded warrant (collectively, the “Pre-Funded Warrants” and, together with the Common Share Purchase Warrants, the “Offering Warrants”) to purchase one Common Share and one Common Share Purchase Warrant; and (B) a proposed maximum aggregate offering price of $500,000 of warrants to purchase Common Shares (the “Underwriter Warrants” and, together with the Offering Warrants, the “Warrants”) to be issued to A.G.P./Alliance Global Partners (the “Underwriter”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter, substantially in the form of which filed as Exhibit 1.1 to the Registration Statement.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion.

Based and relying upon and subject to the foregoing, we are of the opinion that the common shares of the Company comprising a part of each of the Common Share Units and the Pre-Funded Warrant Units to be issued and sold by the Company have been duly authorized and, when such common shares are issued and paid for in accordance with the terms of the Underwriting Agreement, such common shares will be validly issued, fully paid and non-assessable shares in the capital of the Company

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly,

FASKEN MARTINEAU DuMOULIN LLP

Rick Pawluk
RP/ks